Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-141301 on Form S-4 of our report dated August 11, 2005 (July 28, 2006 as to Note 19 and November 16, 2006 as to Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for variable interest entities and asset retirement obligations in 2004), relating to the consolidated financial statements of ConAgra Foods, Inc. and subsidiaries as of May 29, 2005 and for each of the fiscal years ended May 29, 2005 and May 30, 2004 appearing in the Current Report on Form 8-K dated November 20, 2006 of ConAgra Foods, Inc. and the related financial statement schedule for each of the fiscal years ended May 29, 2005 and May 30, 2004 appearing in the Annual Report on Form 10-K for the fiscal year ended May 28, 2006 of ConAgra Foods, Inc. and to the reference to us under the headings “Summary Historical Consolidated Financial Data” and “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

May 16, 2007